Exhibit 99.1

Nara Bancorp Completes $20 Million Stock Sale

LOS ANGELES—(BUSINESS WIRE)—Sept. 12, 2005—Nara Bancorp, Inc. (NASDAQ:NARA), the holding company of Nara Bank (the “Company”), announced today that it has completed the sale of $20 million of its common stock to Dr. Chong-Moon Lee, director and chairman of the board of directors of Nara Bancorp, under a previously disclosed Stock Purchase Agreement dated August 31, 2005.

Under the terms of the Stock Purchase Agreement, Nara Bancorp issued 1,440,922 shares of its common stock to Dr. Lee at a purchase price of $13.88 per share, which was the closing bid price on the date the Stock Purchase Agreement was executed, for total consideration of approximately $20 million. Sandler O’Neill & Partners, L.P. provided a fairness opinion to the Company in connection with this transaction. The shares issued to Dr. Lee will not be registered for resale under the Securities Act of 1933.

Ho Yang, President and Chief Executive Officer, commented, “This tremendous expression of support and confidence in our Company provides us with additional capital to allow us to more comfortably execute our business plan.”

About Nara Bancorp, Inc.

Nara Bancorp, Inc. is the parent company of Nara Bank, which was founded in 1989. Nara Bank is a full-service commercial bank headquartered in Los Angeles, with twenty-five branches and loan production offices in the United States, and one representative office in Seoul, Korea. Nara Bank operates full-service branches in California and New York, with loan production offices in California, Washington, Colorado, Georgia, Illinois, New Jersey, Virginia and Texas. Nara Bank was founded specifically to serve the needs of Korean-Americans, one of the fastest growing Asian ethnic communities over the past decade. Presently, Nara Bank serves a diverse group of customers mirroring its communities. Nara Bank specializes in core business banking products for small- and medium-sized companies, with emphasis in commercial real estate and business lending, SBA lending, and international trade financing. Nara Bank is a member of the FDIC and an Equal Opportunity Lender. For more information on Nara Bank, please call our Los Angeles office at 213-639-1700, our New York office at 212-279-2790, or visit our website at www.narabank.com. Nara Bancorp, Inc. stock is listed on Nasdaq under the symbol “NARA.”

Forward-Looking Statements

This press release contains forward-looking statements, including statements about future operations, that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting Nara Bancorp’s operations, markets, products, services and pricing. Nara Bancorp undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements. Readers should carefully review the risk factors and the information that could materially affect Nara Bancorp’s financial results, described in documents the Company files from time to time with the Securities and Exchange Commission, including its quarterly reports on Form 10-Q and Annual Reports on Form 10-K, and particularly the discussion of business considerations and certain factors that may affect results of operations and stock price set forth therein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

CONTACT: Nara Bancorp, Inc.

Ho Yang/Alvin D. Kang, 213-639-1700

SOURCE: Nara Bancorp, Inc.